Exhibit 99.3

NEWS RELEASE

Contact:	Christopher L. Hughes Vice President and Chief Financial Officer Cabot Industrial Trust (312) 266-9300

FOR IMMEDIATE RELEASE

CABOT INDUSTRIAL PROPERTIES, L.P. COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS 7.125% REDEEMABLE NOTES DUE 2004, 8.200% SERIES A MEDIUM TERM NOTES DUE 2005 AND 8.500% SERIES A MEDIUM TERM NOTES DUE 2010

Chicago, Illinois, January 15, 2003 – Cabot Industrial Properties, L.P. and its sole General Partner, Cabot Industrial Trust, today announced that Cabot L.P. has commenced a tender offer for all of its 7.125% Redeemable Notes Due 2004 (NYSE: CTRP 04), 8.200% Series A Medium Term Notes Due 2005 and 8.500% Series A Medium Term Notes Due 2010.

Under the terms of the offers, Cabot L.P. will pay a purchase price for each $1,000 in principal amount of Notes tendered determined by reference to a specified fixed spread over the yield to maturity of the applicable U.S. Treasury security specified for each series of Notes in the Offer to Purchase and Consent Solicitation Statement dated January 15, 2003. The purchase price for each series of Notes includes $20 for each $1,000 in principal amount that Cabot L.P. will pay only for Notes tendered at or prior to a “consent payment deadline” and not subsequently withdrawn. The “consent payment deadline” will be 5:00 p.m., New York City time, on January 29, 2003, unless extended.

In connection with the offers, Cabot L.P. is seeking consents to various amendments to the indenture under which the Notes were issued. These amendments will provide Cabot L.P. with greater operational and financial flexibility. The offers are conditioned on, among other things, Cabot L.P. (i) receiving the requisite consents to adopt the proposed amendments and (ii) obtaining financing for the offers on satisfactory terms and conditions.

The offers will expire at 5:00 p.m., New York City time, on February 13, 2003, unless extended or earlier terminated.

Subject to the terms and conditions of the offers, Cabot L.P. will pay for tendered Notes in same-day funds on the first business day following expiration of the offers, or as soon thereafter as practicable.

Cabot L.P. intends to file with the Securities and Exchange Commission a current report on Form 8-K reporting the commencement of the offers, which will include as an exhibit a copy of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent.

Goldman, Sachs & Co. will act as Dealer Manager for the offers. The Information Agent is Georgeson Shareholder Communications, Inc. and the Depositary is Alpine Fiduciary Services, Inc.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offers are made only pursuant to the Offer to Purchase and Consent Solicitation Statement. Persons with questions regarding the offers should contact the Information Agent at (212) 440-9800 (for banks and brokerage firms) or (866) 328-5439 (for all others) or the Dealer Manager at (877) 686-5059.